Exhibit 99.7

EXECUTION COPY

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is entered into on June 1, 2012 and is made by and between:

(1)	Warburg Pincus Private Equity X, L.P., a limited partnership established under the laws of the State of Delaware (“WP X”), and Warburg Pincus X Partners, L.P., a limited partnership established under the laws of the State of Delaware (“WPP X,” together with WP X, collectively, the “Purchasers” and each a “Purchaser”); and

(2)	IDG-Accel China Growth Fund II LP., a limited partnership established under the laws of Cayman Islands (“IDG Fund”), and IDG-Accel China Investors II L.P., a limited partnership established under the laws of Cayman Islands (“IDG Investors,” together with IDG Fund, collectively, the “Sellers” and each a “Seller”).

Sellers and Purchasers are collectively referred to herein as the “Parties” and each a “Party”.

WHEREAS:

1.	China Biologic Products, Inc. (the “Company”) is a company established under the laws of the State of Delaware with its principal office located at 18th Floor, Jialong International Building, 19 Chaoyang Park Road, Chaoyang District, Beijing 100125, PRC;

2.	The Company is listed on NASDAQ. As of April 23, 2012, a total of 25,601,125 shares of the Company’s common stock are considered to be outstanding, with a par value of $0.0001 each (“Shares”). IDG Fund legally and beneficially owns 1,486,773 Shares and IDG Investors owns 121,590 Shares. The Sellers collectively legally and beneficially own 1,608,363 Shares, representing 6.28% of the issued and outstanding share capital of the Company;

3.	The Purchasers are shareholders of the Company; and

4.	The Sellers desire to sell 1,608,363 Shares (the “Sale Shares”) to the Purchasers, and Purchasers desire to purchase the Sale Shares from the Sellers, subject to the terms and conditions of this Agreement.

IT IS AGREED as follows:

1.	SALE AND PURCHASE

The Sellers hereby agree to sell to the Purchasers and the Purchasers hereby agree to purchase from the Sellers the Sale Shares free and clear of any and all liens, pledges or other encumbrances, limitations or restrictions (including any restrictions on the right to vote, sell or otherwise dispose of such Sale Shares, “Encumbrances”) for aggregate consideration of $20,104,537.50 (such aggregate amount, the “Purchase Price”), representing a purchase price of $12.50 per Share, on the terms of this Agreement and in such proportion as between the Sellers and the Purchasers as set forth in the following table:

Seller	Purchaser	Number of Sale Shares	Purchase Price (US$)
IDG Fund (owning 1,486,773 Shares)	WP X (96.9%)	1,440,683	US$ 18,008,537.50
	WPP X (3.1%)	46,090	US$ 576,125.00
IDG Investors (owning 121,590 Shares)	WP X (96.9%)	117,821	US$ 1,472,762.50
	WPP X (3.1%)	3,769	US$ 47,112.50
	Total	1,608,363	US$ 20,104,537.50

2.	PAYMENT AND CLOSING

2.1	The Closing of the purchase and sale of the Sale Shares shall take place on June 1, 2012 or such other date as the Parties may mutually agree in writing (the “Closing Date”), at the offices of O’Melveny & Myers, AIA Central, 31st Floor, No. 1 Connaught Road Central, Hong Kong, or at such other locations or remotely by facsimile transmission or other electronic means as the Parties may mutually agree.

2.2	On the Closing Date, the Purchasers shall cause the Purchase Price to be paid by wire transfer to the designated bank account of each of the Sellers as set forth below or in such other manner as the Parties may mutually agree, and against such payment of the Purchase Price the Sellers shall, as promptly as practicable following the payment of the Purchase Price, cause good and valid title in and to the Sale Shares, free and clear of all Encumbrances and with all rights and advantages attaching to them as at Closing, including, without limitation, the right to receive all dividends or distributions declared, made or paid on or after Closing, to be transferred and delivered to a brokerage account designated by the Purchasers in writing, or transferred to the Purchasers or their designees in such other manner as the Parties may mutually agree; provided, that the Parties agree that (i) the voting rights in the Sale Shares shall be transferred from the applicable Seller to the applicable Purchaser immediately upon the payment of the Purchase Price and (ii) following such transfer, the Sellers shall vote in respect of the Sale Shares and exercise all consensual rights in respect of the Sale Shares as instructed by the Purchasers in the event that the Sellers are deemed as the holder of any Sale Shares entitled to vote at any stockholder meeting or exercise any consensual rights.

To IDG Fund:

Amount payable: USD18,584,662.5

ABA Number: 026009593

SWIFT-BIC: BOFAUS3N

Bank of America, N.A.

100 West 33rd Street

New York, NY

For credit to: Merrill Lynch PF&S, a/c 6550113516

Ref: Client’s Account: 6L9-07M67

Client’s Name: IDG-Accel China Growth Fund II, LP

**Must include the 8-digit Client’s Account Number

To IDG Investors:

Amount Payable: USD1,519,875

ABA Number: 026009593

SWIFT-BIC: BOFAUS3N

Bank of America, N.A.

100 West 33rd Street

New York, NY

For credit to: Merrill Lynch PF&S, a/c 6550113516

Ref: Client’s Account: 6L9-07M68

Client’s Name: IDG-Accel China Investors II, LP

**Must include the 8-digit Client’s Account Number

“Business Day” in this Agreement means a weekday on which banks in Hong Kong and the United States are generally open for business.

3.	REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of Both the Sellers and the Purchaser

Each of the Sellers, severally but not jointly, represents and warrants to each Purchaser, and each of the Purchasers, severally but not jointly, represents and warrants to each Seller, as of the date hereof, as follows:

(a)	Authority; Consent; Enforceability. It has all requisite power and authority to enter into and perform its obligations under this Agreement. It is not required to obtain any other consent, permit, approval, registration or waiver necessary for consummation of the transaction contemplated hereby. This Agreement has been duly and validly executed and delivered and constitutes the legal, valid and binding obligation of it enforceable against it in accordance with its terms, subject to bankruptcy, insolvency or other similar laws of general application affecting creditors’ rights and general principles of equity.

(b)	Non-contravention. Its execution, delivery and performance of this Agreement will not result in a breach of any provision of its constitutional documents, any agreement to which it is or may become a party, or any order, judgment or decree of any court or governmental authority binding on it;

(c)	No Insolvency. No insolvency proceedings have been commenced in respect of it in any jurisdiction. No administrator or any receiver or manager or analogous individual has been appointed by any person in respect of it (or her) or any of its assets and, so far as it is aware, no steps have been taken to initiate any such appointment and no voluntary arrangement has been proposed;

(d)	Compliance with Law. The sale and purchase of the Sale Shares is in compliance with the laws and regulations, including securities laws and regulations, of its jurisdiction of incorporation or otherwise applicable to it.

(e)	No Registration. Assuming the accuracy of the representations and warranties made by the other parties, no registration under the United States Securities Act of 1933, as amended (the “Securities Act”) is required for the offer and sale of the Sale Shares in the manner contemplated herein.

(f)	No Finder’s Fees. No person or entity is entitled to any finder’s fees in connection with the transactions contemplated by this Agreement based upon arrangements made by it (or her) or any of its (or her) affiliates.

3.2	Representations and Warranties by the Sellers

Each of the Sellers, severally but not jointly, represents and warrants to the Purchaser that, as of the date hereof:

(a)	Existence. It is a duly organised and validly existing limited partnership;

(b)	Ownership. It is the sole and exclusive record and beneficial owner of its portion of the Sale Shares, as set forth in the recitals to this Agreement, free and clear of all Encumbrances. Such Sale Shares have been duly authorized and validly issued. Delivery of such Sale Shares against payment therefor by the Purchasers pursuant to this Agreement on the Closing Date will pass valid title to such Sale Shares to the Purchasers, free and clear of all Encumbrances.

(c)	No Direct Selling Efforts. None of it, its affiliates, or any person or entity acting on its or their behalf has (other than the Purchasers or persons acting on any of their behalf, as to whom the Sellers make no representation), directly or indirectly, made offers or sales of any security, or solicited offers to buy, sell or offer to sell or otherwise negotiate in respect of, in the United States or to any United States citizen or resident, any security which is or would be integrated with the sale of the Sale Shares in a manner or under circumstances that would require the registration of Sale Shares under the Securities Act. Subject to the accuracy of the Purchasers’ representations herein, the sale and purchase of the Sale Shares hereunder are exempted from the registration requirements of the United States federal and state securities laws.

(d)	Acknowledgment. It acknowledges that (i) the Purchasers may be deemed “insiders” (as defined under relevant rules promulgated under the Securities Act and the United States Securities Exchange Act of 1934, as amended) with respect to the Company and (ii) there is no inequity or disparity of material information between itself and the Purchasers.

(e)	No Additional Representations. Except for the representations and warranties made by each Seller in Articles 3.1 and 3.2 hereof, neither the Sellers nor any other person makes any other express or implied representation or warranty with respect to the Sellers or any of their affiliates or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects or any information provided to the Purchasers or any of their affiliates or representatives, notwithstanding the delivery or disclosure to the Purchasers or any of their affiliates or representatives of any documentation, forecasts or other information in connection with the transactions contemplated hereby, and the Purchasers acknowledge the foregoing. Neither the Sellers nor any other person will have or be subject to any liability to the Purchasers or any other person resulting from the distribution to the Purchasers or any of their affiliates or representatives, or the Purchasers’ (or any of or any of their affiliates’ or representatives’) use of, any such information, including any information, documents, projections, forecasts, management presentations in expectation of the transactions contemplated hereunder or other material made available to them by the Sellers or their representatives, unless any such information is expressly included in a representation or warranty contained in Articles 3.1 and 3.2 hereof.

3.3	Representations and Warranties by the Purchasers

Each Purchaser, severally but not jointly, represents and warrants to each of the Sellers as of the date hereof that:

(a)	It is a duly organised and validly existing limited partnership.

(b)	Accredited Investor. It is an “Accredited Investor” within the meaning of Rule 501 of Regulation D under the Securities Act, as presently in effect.

(c)	Reliance on Exemptions. It understands that the Sale Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of the United States federal and state securities laws and that the Sellers are relying in part upon the truth and accuracy of, and such Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of such Purchaser to acquire the Sale Shares.

(d)	Investment Intent. The Sale Shares to be acquired by such Purchaser will be acquired for investment for such Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. Such Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Sale Shares.

(e)	Restricted Shares. Such Purchaser acknowledges that the Sale Shares are “restricted securities” as defined in Rule 144 under the Securities Act. Such Purchaser understands that the Sale Shares shall bear a restrictive legend unless such Sale Shares are sold pursuant to a registration statement that has been declared effective under the Securities Act (and which continues to be effective at the time of such transfer) or pursuant to Rule 144 under the Securities Act or any similar provision then in effect.

(f)	No Additional Representations. Except for the representations and warranties made by such Purchaser under Articles 3.1 and 3.3 hereof, neither such Purchaser nor any other person makes any other express or implied representation or warranty with respect to such Purchaser or any of its affiliates or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects or any information provided to the Sellers or any of their respective affiliates or representatives, notwithstanding the delivery or disclosure to the Sellers or any of their respective affiliates or representatives of any documentation, forecasts or other information in connection with the transactions contemplated hereby, and the Sellers acknowledge the foregoing. Neither such Purchaser nor any other person will have or be subject to any liability to the Sellers or any other person resulting from the distribution to the Sellers or any of their respective affiliates or representatives, or the Sellers’ (or any of or any of their respective affiliates’ or representatives’) use of, any such information, including any information, documents, projections, forecasts, management presentations in expectation of the transactions contemplated hereunder or other material made available to them by such Purchaser or its Representatives, unless any such information is expressly included in a representation or warranty contained in Articles 3.1 and 3.3 hereof.

4.	CLOSING CONDITIONS

4.1	Conditions to the Obligations of the Purchasers

The obligation of the Purchasers to acquire the Sale Shares at the Closing is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by the Purchasers:

(a)	Representations and Warranties. The representations and warranties of each of the Sellers contained herein shall be true and correct, in each case as of the date when made and as of the Closing Date, as though made on and as of such date, except for such representations and warranties that speak as of a specific date.

(b)	No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered or promulgated by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by this Agreement.

(c)	Performance. The Sellers shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by them at or prior to the Closing.

4.2	Conditions to the Obligations of the Sellers

The obligation of each of the Sellers to acquire the Sale Shares at the Closing is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by the Sellers:

(a)	Representations and Warranties. The representations and warranties of the Purchasers contained herein shall be true and correct, in each case as of the date when made and as of the Closing Date, as though made on and as of such date, except for such representations and warranties that speak as of a specific date.

(b)	No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered or promulgated by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by this Agreement.

(c)	Performance. The Purchasers shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by them at or prior to the Closing.

5.	CONFIDENTIALITY

Each of the Parties agrees to keep the terms and conditions of the transaction contemplated hereunder confidential, and will not disclose any foregoing information to any third party without consent of the other Party, except as legally required (including disclosure required in accordance with rules of any stock exchange where the Company’s Shares are listed) or to any representative or affiliate who is bound by a similar obligation of confidentiality.

6.	FURTHER ASSURANCES

Each of the parties hereto agrees on behalf of itself and its assigns or successors in interest that it will, without further consideration, upon reasonable request, execute, acknowledge and deliver such other documents and take such further actions as reasonably may be necessary to consummate the purchase and sale of the Shares pursuant to the terms of this Agreement.

7.	EXPENSES

Each of the Parties hereto agrees to pay all of their own respective closing costs and expenses (including, without limitation, attorneys’ fees and broker’s commissions), arising from this Agreement and the transactions contemplated hereby.

8.	NO THIRD PARTY BENEFICIARIES

This Agreement shall not confer any rights or remedies upon any person other than the Sellers, the Purchasers and their respective successors.

9.	SUCCESSION AND ASSIGNMENT

This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors. No party may assign this Agreement or any of such party’s rights, interests or obligations hereunder without the prior approval of the other party hereto.

10.	ENTIRE AGREEMENT

This Agreement constitutes the whole agreement between the Parties and supersedes any previous agreements, arrangements or understandings between them relating to the subject matter hereof. To the fullest extent permitted by law, unless otherwise expressly provided for herein, no supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the Parties. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

11.	SEVERABILITY

In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party hereto.

12.	COUNTERPARTS

This Agreement may be executed in any number of counterparts and by different parties hereto or thereto on separate counterparts each of which, when executed and delivered, shall constitute an original, but all the counterparts shall together constitute but one and the same instrument.

13.	GOVERNING LAW AND ARBITRATION

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without reference to any conflicts of law principles thereof.

Any dispute, controversy or claim arising out of or relating to this Agreement, including the validity, invalidity, breach or termination thereof (the “Dispute”), shall be settled by arbitration in Hong Kong under the Hong Kong International Arbitration Centre Administered Arbitration Rules in force when the Notice of Arbitration is submitted in accordance with these Rules. There shall be one arbitrator. The arbitration proceedings shall be conducted in English. Any party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the Tribunal. Judgment upon any award made by the tribunal may be entered in any court having jurisdiction thereof.

14.	AMENDMENT AND TERMINATION

This Agreement shall not be amended without each Party’s written consent. This Agreement may be terminated at any time prior to the Closing by either the Sellers or the Purchasers upon written notice to the other, if the Closing has not been consummated on or prior to 6:00 p.m., Hong Kong time, on December 31, 2012; provided, however, that the right to terminate this Agreement under this Article 14 shall not be available to any Party whose failure to comply with its obligations under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such time. Nothing in this Article 14 shall be deemed to release any Party from any liability for any willful breach by such Party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by any other Party of its obligations under this Agreement.

15.	NOTICE

All notices and other communications hereunder shall be in writing and shall be deemed given if delivered by hand, sent by facsimile or other electronic transmission with confirmation of receipt, sent via a reputable courier service with confirmation of receipt requested, to the Parties at the following addresses (or at such other address for a party as shall be specified by like notice):

To IDG Fund or IDG Investors:

c/o IDG Capital Management (HK) Limited

Unit 5505, The Center

99 Queen’s Road Central

Hong Kong

Fax: (852) 25291619

Att.: Mr. Simon Ho

Email: simon_ho@idgvc.com

With a copy to

c/o IDG Capital Investment Consultancy (Beijing) Co., Ltd.

Rm. 616, Tower A, COFCO Plaza

8 Jianguomennei Avenue

Beijing, 100005, China

Fax: (8610) 85120225

Att.: Mr. Xiaobing Yin

E-mail: xiaobin_yin@ idgvc.com.cn

To the Purchasers:

Warburg Pincus Private Equity X, L.P.

450 Lexington Avenue

New York, NY 10017

U.S.A.

Fax: +1 (212) 878 9200

Att.: Mr. Timothy J. Curt

and/or

Warburg Pincus X Partners, L.P.

450 Lexington Avenue

New York, NY 10017

U.S.A.

Fax: +1 (212) 878 9200

Att.: Mr. Timothy J. Curt

With a copy to:

Warburg Pincus Asia LLC

Suite 6703, Two IFC

8 Finance Street

Hong Kong

Fax: (852) 3010 3338

Att.: Mr. Andrew Chan

With a copy to:

Wilson Sonsini Goodrich & Rosati P.C.

Unit 1001, 10/F Henley Building

5 Queen’s Road Central

Hong Kong

Fax: (852) 39724999

Att.: Mr. Weiheng Chen

[Signature Page Follows]

IN WITNESS whereof this Agreement has been executed on the day and year first above written.

SELLERS
IDG-ACCEL CHINA GROWTH FUND II L.P.
By: IDG-Accel China Growth Fund II Associates L.P., its General Partner
By: IDG-Accel China Growth Fund GP II Associates Ltd., its General Partner
/s/ Chi Sing Ho
Name: Chi Sing Ho
Title: Director
IDG-ACCEL CHINA INVESTORS II L.P.
By: IDG-Accel China Growth Fund GP II Associates Ltd., its General Partner
/s/ Chi Sing Ho
Name: Chi Sing Ho
Title: Director

PURCHASERS
WARBURG PINCUS PRIVATE EQUITY X, L.P.
By: Warburg Pincus X, L.P., its general partner
By: Warburg Pincus X LLC, its general partner
By: Warburg Pincus Partners LLC, its managing member
By: Warburg Pincus & Co., its managing member
/s/ Timothy J. Curt
Name: Timothy J. Curt
Title: Partner
WARBURG PINCUS X PARTNERS, L.P.
By: Warburg Pincus X, L.P., its general partner
By: Warburg Pincus X LLC, its general partner
By: Warburg Pincus Partners LLC, its managing member
By: Warburg Pincus & Co., its managing member
/s/ Timothy J. Curt
Name: Timothy J. Curt
Title: Partner

[SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT IN RELATION TO CHINA BIOLOGIC]